Exhibit 99.1

FOR IMMEDIATE RELEASE

Fitch Ratings Upgrades DPL and Dayton Power & Light Company

DAYTON, Ohio — March 29, 2007 — Fitch Ratings today announced rating upgrades for DPL Inc. (NYSE: DPL) and its principal subsidiary, The Dayton Power and Light Company (DP&L).

DPL issuer default and senior unsecured ratings were raised from BBB to BBB+.

DP&L issuer default and preferred stock ratings were raised from BBB+ to A- and its first mortgage bonds and secured pollution control revenue bonds were raised from A to A+.

“We are very pleased with today’s announcement,” said Paul Barbas, DPL President and Chief Executive Officer.  “It is another positive reflection on strategic and financial actions that we have taken to improve our credit profile over the past several years.”

Fitch Ratings maintains its Stable Rating Outlook for both DPL and DP&L.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

MEDIA CONTACT: 937-224-5940

ANALYST CONTACT:
Joseph R. Boni III, Treasurer
937-259-7230